EXHIBIT 99.A

AGREEMENT AND PLAN OF REORGANIZATION

Keeley Small Cap Value Fund, Inc.
Keeley Funds, Inc.

     This Agreement and Plan of Contribution (the “Plan”) is dated as of December 26, 2007 by and among Keeley Funds, Inc. (the “Company”), a Maryland corporation, on behalf of its series, Keeley Small Cap Value Fund (“New Small Cap”), and Keeley Small Cap Value Fund, Inc. (the “Corporation”) a Maryland corporation. Each of the parties hereto agree upon the following plan of contribution:

     1. Contribution by the Corporation; Distribution of Shares of the New Small Cap. The Corporation shall transfer to Company, on behalf of New Small Cap, all of its assets in exchange for which the Company, on behalf of New Small Cap, shall simultaneously assume all of the liabilities of the Corporation, and the Company, on behalf of New Small Cap, shall issue to the Corporation an interest in New Small Cap equal in value to the net asset value of the Corporation (which series of actions is referred to hereafter as the “Small Cap Contribution”).

     2. Stockholder Accounts; Share Certificates. The distribution to the stockholders of the Corporation shall be accomplished by establishing an account on the share records of New Small Cap in the name of each registered stockholder of the Corporation, and crediting that account with a number of shares of common stock of New Small Cap equal to the number of shares (including any fractional shares) of the Corporation owned of record by the stockholder at the time of the distribution. Outstanding certificates representing shares of the Corporation shall thereafter represent an equal number of shares of beneficial interest of New Small Cap.

     3. Dissolution of the Corporation. As soon as reasonably practicable after distribution of the shares of the New Small Cap pursuant to Section 1, all outstanding shares of the Corporation shall be redeemed in accordance with Maryland law and the Charter of the Corporation as soon as practicable thereafter, but in all events within six months after the distribution, the Corporation shall be dissolved, and any further actions shall be taken in connection therewith as required by applicable law.

     4. Closing. The Small Cap Contribution shall take place on December 31st, 2007 at 12:00 a.m., Chicago, Illinois time, at the offices of U.S. Bancorp Fund Services LLC or at such other date, time or place as may be agreed upon by the parties.

     5. Conditions to Closing. The obligations of the parties to consummate the Small Cap Contribution shall be subject to the following conditions:

a.	An amendment to the registration statements on Form N-1A of the New Small Cap shall have been filed by the Company with the SEC and the Company shall have adopted the registration statements of the Corporation on such registration statement as amended as its own, and the registration statement shall have become effective under the Securities Act of 1933, and no stop-order suspending the effectiveness of the registration statement shall have been issued and no proceeding for that purpose shall have been initiated or threatened by the SEC

(other than such stop-order, proceeding or threatened proceeding, which shall have been withdrawn or terminated);

b.	The SEC shall not have issued an unfavorable advisory report under Section 25(b) of the Investment Company Act of 1940, nor instituted any proceeding seeking to enjoin consummation of the Small Cap Contribution under Section 25(c) of the Investment Company Act of 1940;

c.	The Company and the Corporation shall have received an opinion of Bell, Boyd & Lloyd, LLP, Chicago, Illinois, to the effect that the Small Cap Contribution qualifies as a “reorganization” under Section 368 of the Internal Revenue Code of 1986, as amended, and the Small Cap Contribution will not give rise to the recognition of income, deductions, gain or loss for federal income tax purposes to the Corporation, the Company, the New Small Cap, or the stockholders of the Corporation;

     6. Representations. The Corporation and/or the Company represent as follows:

a.	The Corporation and the Company are duly organized and existing in good standing under the laws of the state of Maryland;

b.	The Corporation and the Company are each empowered under applicable laws to enter into and perform this agreement; and

c.	The New Small Cap intends (i) to continue the investment business of the Corporation, (ii) to maintain the investment objectives of the Corporation as set forth in the Corporation’s prospectus dated August 15th, 2007, as may have been amended and (iii) to market the New Small Cap to a group of investors that includes the universe of investors to which the Corporation is marketed. The New Small Cap has no plan or intention to sell the investment assets of the Corporation except in the ordinary course of business to provide funds to satisfy redemptions or as a result of portfolio management decisions. The initial portfolio manager(s) of the New Small Cap will be the current portfolio managers of the Corporation.

     7. Amendments or Termination. This agreement may be amended at any time, and may be terminated at any time before the closing of the Small Cap Contribution, by agreement of the Corporation and the Company, provided that no amendment shall have a material adverse effect upon the interests of stockholders of the Corporation. In any case, this Plan may be terminated by the Corporation or the Company if the Small Cap Contribution has not occurred by the close of business on December 31st, 2007.

     8. Further Actions and Assurances. At any time after the closing of the Small Cap Contribution, the Corporation acting through its officers, or if then dissolved through its last officers, shall execute and deliver to the Company such additional instruments of transfer or other written assurances as the Company may reasonably request in order to vest in the Company, acting on behalf of the New Small Cap, title to the assets transferred by the Corporation under this agreement.

     9. Governing Law. This agreement shall be construed in accordance with applicable federal law and the laws of the State of Maryland.

Dated December 26, 2007

KEELEY SMALL CAP VALUE FUND, INC.,

	By	/s/ John L. Keeley, Jr.

	Title	President
ATTEST:

/s/ Robert Kurinsky
Secretary

KEELEY FUNDS, INC.,

	By	/s/ John L. Keeley, Jr.

	Title	President
ATTEST:

/s/ Robert Kurinsky
Secretary